UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Target Corporation
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Commencing on or after May 27, 2014, Target Corporation will provide the attached materials to certain of its shareholders.

2014 Proxy Season Executive Compensation & Governance Update for Shareholders May 2014

1 We remain focused on our shareholders’ best interests and ask for your vote in support of our Board’s recommendation on all ballot items presented at our 2014 annual meeting. Since June 2013 Shareholders’ Meeting Sought, and acted on, investor feedback to make meaningful changes to compensation programs Shifted to 100% performance-based annual LTI All relative to retail peer set Added ROIC as a performance measure Added relative TSR Eliminated use of stock options Eliminated SERP pension provisions regarding accelerated age provision Paid zero bonuses to executive leadership team for 2013 Reduced actual compensation of former CEO by 41% Addressed accountability for 2013 challenges Announced departures of CEO, CIO and president of Target Canada Appointed Interim Independent Chair of the Board Hired new Chief Information Officer in wake of data breach Named new President of Target Canada Announced plan to appoint non-executive chair in Canada, a newly created advisory role that will ensure strategies and tactics align with the Canadian marketplace Focusing on three priorities to create value for shareholders over time Increase 2014 U.S. sales Improve execution and performance in Canada operations Accelerate omnichannel transformation Filed proxy statement on May 19, 2014

Compensation: Changes Reflect Shareholder Feedback 2 Our Board listened to shareholders and responded with specific compensation program actions that make sense for Target. Shareholder Feedback Compensation Committee Actions Overall CEO pay too high Recalibrated former CEO at-goal compensation, resulting in target level below peer median Decreased 2013 actual total direct compensation (base, STI, LTI) of former CEO by 41% to $9.5M Eliminated age-acceleration feature from former CEO’s legacy pension plan: lowered 2013 reported pay by an additional $1.5M with no replacement value Increase link between pay and relative performance 100% of annual LTI mix is influenced by relative performance vs. retail peers Increased use of performance share units (PSUs) to 75% of annual LTI mix Removed stock options Added a relative TSR feature to RSUs, which comprise the remaining 25% of annual LTI mix (now called performance-based RSUs) PSU plan is good – adding a return metric would make it better Added relative return on invested capital (ROIC) to our PSU plan Created a balanced PSU portfolio focused on the key metrics we use to manage the business (market share growth, EPS growth, and ROIC) Demand 60th percentile performance vs. retail peers over 3-yr period for at-goal payout Result: We further enhanced alignment of executive compensation programs with shareholders’ interests.

CEO Transition 3 Our Board decided that now is the right time for new leadership at Target and initiated a comprehensive CEO search to replace Gregg Steinhafel, who stepped down in May 2014. Interim Leadership John Mulligan, Target’s Chief Financial Officer and experienced Target executive, has been appointed as Interim President and Chief Executive Officer. Roxanne Austin, an experienced board member, is serving as Interim Independent Chair of the Board. Jim Johnson will support the interim leadership team by continuing in his role as Lead Independent Director. Focus on the Future The Board has retained Korn Ferry to assist with a comprehensive CEO search. The Board and Target’s leadership team are focused on three priorities to drive progress during this transition: Increase U.S. sales Improve Canada operations and performance Accelerate omnichannel transformation And, we remain firmly committed to continuing to reward shareholders for many years to come. In 2013, We Faced Challenges That Tested our Resilience U.S. sales and profits fell short of our expectations, Our expansion into Canada faced unexpected challenges that adversely affected performance, and A criminal attack on our systems resulted in a data breach that shook our guests’ confidence in Target.

# CEO Transition: Compensation Decisions

**In addition to the 2013 pay decisions previously made, the Board's Compensation Committee made specific decisions in May 2014 related to the leadership transition.**

| **Mr. Steinhafel** *Former President & CEO* | **Mr. Mulligan** *CFO, Interim President & CEO* |
|---|---|
| ▪ Eligible to receive severance benefits under long-standing Income Continuance Policy (ICP)<br>▪ Repay enhanced early-retirement pension benefits and forfeit certain stock awards according to plan terms<br>▪ Status quo compensation during short advisory term to assist with transition | ▪ Adjustment to base salary<br>▪ One-time stock award<br>▪ Modest increase to cash incentive opportunity during his interim service |

- Benefits based on **pre-existing compensation and benefits plans**; detailed on page 57 of our proxy statement
  - Severance payments of ~$7 million (2 times salary and average bonus)
  - Mr. Steinhafel must pay back all of his enhanced early retirement benefits under a supplemental pension plan of (~$5 million)
  - Forfeiture of 50% of unvested RSUs and PBRSUs (~$4 million)
  - As a condition to severance payment eligibility, Mr. Steinhafel must sign an agreement that includes a non-solicitation clause, a release of claims, and provides that severance payments may be reversed and any outstanding equity awards may be terminated if he becomes employed by specific competitors.
- Mr. Steinhafel will remain employed by Target in an advisory role to assist with the transition through no later than August 23, 2014.

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APPENDIX

6 At Target, We Are Committed To Value Creation Over Time  Strong Corporate Governance Compensation Programs Aligned with Shareholders’ Interests Consistent, Proactive Shareholder Engagement Thoughtful CEO Succession  Effective Board Leadership

Further Enhanced Shareholder Engagement 7 Following the disappointing Say-on-Pay vote at our 2013 annual meeting, we embarked on a significant shareholder outreach effort, led by Jim Johnson (Lead Independent Director and Chair of our Compensation Committee) and Anne Mulcahy (Chair of our Nominating and Governance Committee).  We met or hosted calls with shareholders representing approximately 40% of shares voted. Informed by this shareholder feedback, we made changes to our executive compensation program. We will continue to engage in open dialogue on governance matters and other issues relevant to our business and our shareholders. Board members and senior executives are currently conducting a substantial outreach to shareholders, in advance of the 2014 annual meeting.    We continue to believe that open dialogue with our shareholders is critical to our success, and we take their feedback very seriously.

Compensation: Governance Practices and Policies Align Shareholders’ and Executives’ Interests 8 Compensation Practice Target Policy Pay for Performance Significant percentage of total direct compensation package is performance-based and 100% of annual long-term incentive is performance based Robust Stock Ownership Guidelines 5x base salary for CEO, 3x base salary for non-CEO executive officers and $270,000 for directors Clawback Policy Allow for recovery of incentive cash and equity compensation if it is earned based on inaccurate financial statements Annual Risk Assessment Conduct annual risk assessment of our compensation program Anti-Hedging and Anti- Pledging Policies Do not allow executive officers and directors to directly or indirectly hedge or pledge to offset market value of Target common stock No Tax Gross-Ups Do not provide tax gross-ups to our executive officers No Repricing or Exchange of Underwater Stock Options Equity plan does not permit repricing or exchange of underwater stock options without shareholder approval No Employment Contracts None of our current named executive officers have an employment contract No Dividends on Unearned Performance Awards Do not pay dividends on unearned performance awards

Strong Corporate Governance Practices  9 We have a long track record of actively supporting strong corporate governance practices and continue to adopt best practices as they evolve. History of a High Degree of Board Independence (currently 100%) Diversity of Relevant Experience and Expertise Lead Independent Director Role Separate Interim Chair & Interim CEO Annual Management Succession Planning Review Director Tenure Policies Director Overboarding Policy Robust and Ongoing Shareholder Engagement Strategy Board Composition and Accountability Annual Election of Directors Majority Voting Standard for Director Elections, with Director Resignation Policy Shareholder Right to Call a Special Meeting (10%) Single Voting Class of Stock No Poison Pill  Shareholder Rights

Effective Leadership from Independent Board 10 1 Jim Johnson and Anne Mulcahy, each of whom has >10 years of service on the board, are expected to step down by the end of 2015 and 2017, respectively, due to our tenure policies. 2 Reflects changes since our 2013 annual meeting. The strength of our Board lies in its independence and diversity of relevant experiences. Newly Appointed Interim Independent Chair Roxanne Austin, a director since 2002, will serve as Interim Independent Chair. Lead Independent Director Role Jim Johnson will continue to serve as Lead Independent Director to provide leadership continuity during this transition period. Independent Board Leadership Director Tenure1 Diverse Backgrounds and Expertise Leadership Marketing or Brand Management Real Estate Workforce Management Technology Multi-National Operations and Supply Chain Logistics Finance and Risk Management Public Affairs and Corporate Governance Recent Board Changes2 Additions Kenneth Salazar: Brings substantial public policy expertise to the boardroom Departures Mary Dillon: Change in principal employment Solomon Trujillo: Reached 20 year term limit Gregg Steinhafel: Stepped down as President & CEO

Creating Value For Our Shareholders 11 While our 2013 financial results fell short of expectations, we maintained our financial discipline and strong capital position, and have intensified our focus on execution and innovation so that we can continue to reward shareholders for many years to come. $8.3B Share repurchases since 2009 $3.7B Dividends paid since 2009 + 20% 2013 = 42nd successive year of dividend growth We Continued to Return Capital to Shareholders Through Dividends and Share Repurchases. $2.5B 2013 Dividends & Share Repurchases

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